Exhibit 10.2

April  30, 2007

Michael McMahon

1724 West School Street

Chicago, IL  60657

Dear MIke:

Congratulations! I am pleased to confirm the terms of your promotion to the position of President, Global Relocation reporting directly to myself.

Salary Band:  Senior Vice President Level 21.

Salary: $400,000 per year, payable in bi-weekly installments.  The salary is quoted on an annual basis for convenience only and does not imply employment for a specific term, nor alter the “at will” status of your employment.

Annual Bonus: You will eligible to participate in SIRVA’s Management Incentive Program, which at your position has an annualized bonus potential of 80% of base salary, pro-rated based on effective date and subject to terms of the program.  This payment will be subject to taxes and other withholdings, which may be required.

Effective Date:  April 30, 2007

Executive Benefits:

Company Car Allowance:                   $16,800/annually

Financial Planning:                              AYCO

Executive Physical:                              $1,500/annually

Except as provided herein and the Additional Terms in your original offer letter dated March 17, 2004, all other terms and conditions of that original offer letter remain in full force and effect.

We believe you will continue to be challenged by this exciting opportunity.  SIRVA is confident that your skills and knowledge will continue to be an asset to our organization

Sincerely,

/s/ Robert Tieken

Bob Tieken

Chief Executive Officer, SIRVA

Accepted and Agreed to this 7th day of June, 2007.

/s/ Michael McMahon

Michael McMahon